Consent of Independent Registered Public Accounting Firm

Nicor Gas Thrift Plan
Naperville, Illinois
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178497) of our report dated June 24, 2016, relating to the financial statements and supplemental schedule of Nicor Gas Thrift Plan which appear in this Form 11-K for the year ended December 31, 2015.

/s/ BDO USA, LLP
Atlanta, GA

June 24, 2016